As filed with the Securities and Exchange Commission on November 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGON N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

AEGONplein 50

2591 TV The Hague

The Netherlands

(Address of principal executive offices)

AEGON USA, INC. 2002 LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Craig D. Vermie

AEGON USA, Inc.

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (319) 398-8511

Copy to:

Craig D. Vermie

AEGON USA, Inc.

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499

(319) 398-8814

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares (€ 0.12 nominal value per share)	29,957 shares	$15.48	$463,734	$54.58

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the registration fee, based on the average of the high and low prices of a common share as reported on the New York Stock Exchange on November 7, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by AEGON N.V. (the “Registrant”) pursuant to the Securities and Exchange Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”) are incorporated by reference herein:

(1) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on March 31, 2005,

(2) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2004 including reports on Form 6-K:

•	Report on Form 6-K furnished to the SEC on April 18, 2005 relating to our 2004 financial results under International Financial Reporting Standards;
•	Report on Form 6-K furnished to the SEC on April 18, 2005 relating to the sale of a German subsidiary;
•	Report on Form 6-K furnished to the SEC on April 22, 2005;
•	Report on Form 6-K furnished to the SEC on April 28, 2005;
•	Report on Form 6-K furnished to the SEC on May 2, 2005;
•	Report on Form 6-K furnished to the SEC on May 10, 2005;
•	Report on Form 6-K furnished to the SEC on May 12, 2005;
•	Report on Form 6-K furnished to the SEC on May 20, 2005 relating to certain product improvements announced by AEGON The Netherlands;
•	Report on Form 6-K furnished to the SEC on May 20, 2005 relating to the implications of a judgment of the Dutch Supreme Court on the results of AEGON N.V.;
•	Report on Form 6-K furnished to the SEC on May 25, 2005;
•	Report on Form 6-K furnished to the SEC on July 15, 2005;
•	Report on Form 6-K furnished to the SEC on July 26, 2005;
•	Report on Form 6-K furnished to the SEC on September 14, 2005;
•	Report on Form 6-K furnished to the SEC on September 20, 2005 relating to an interim stock dividend for the fiscal year 2005;
•	Report on Form 6-K furnished to the SEC on September 20, 2005 relating to signing a syndicated facility agreement;
•	Report on Form 6-K furnished to the SEC on October 5, 2005;
•	Report on Form 6-K furnished to the SEC on November 10, 2005;
•	Report on Form 6-K furnished to the SEC on November 14, 2005; and

(3) The description of the Registrant’s Common Stock contained in the Registrant’s Form 8-A (File No. 1-10882) filed with the Commission on October 4, 1991.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, including any Annual Report Form 20-F and, to the extent specifically designated therein, certain reports on Form 6-K, subsequent to November 14, 2005 and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable, see Item 3(3) above.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has agreed to indemnify each member of the Executive Board and the Supervisory Board and each officer of the Company if, in the course of carrying out his duties, such person incurs personal liability under civil law for the financial consequences thereof, subject to the Company’s reservation of its rights to recover payment made under the indemnity from each such person to the fullest extent permitted by applicable laws. The Company maintains an insurance policy with a third party insurer insuring officers and directors against the foregoing liability.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8. EXHIBITS

4.01	AEGON USA, Inc. 2002 Long-Term Incentive Compensation Plan.

5.01	Opinion of Erik Lagendijk, General Counsel for the Company, regarding the legality of the Common Shares.

23.01	Consent of Ernst & Young Accountants, Independent Registered Public Accounting Firm.

23.02	Consent of Erik Lagendijk (included in Exhibit 5.01).

24.01	Power of attorney (included on the signature page of this registration statement).

Item 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Hague, The Netherlands, on November 10, 2005.

AEGON N.V.

By:	/S/ D. J. SHEPARD
D. J. Shepard Chairman of the Executive Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D.J. Shepard and Craig D. Vermie, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 10, 2005.

SIGNATURE	TITLE
/s/ D. J. Shepard	Chairman of the Executive Board (Chief Executive Officer)
D. J. Shepard

/s/ J. B. M. Streppel	Executive Board Member (Principal Financial and Accounting Officer)
J. B. M. Streppel

/s/ J. G. van der Werf	Executive Board Member
J. G. van der Werf

/s/ A. R. Wynaendts	Executive Board Member
A. R. Wynaendts

/s/ D. G. Eustace	Chairman and President of the Supervisory Board of Directors
D. G. Eustace

/s/ O. J. Olcay	Supervisory Board Member (Vice Chairman)
O. J. Olcay

/s/ L. M. van Wijk	Supervisory Board Member
L. M. van Wijk

/s/ W. F. C. Stevens	Supervisory Board Member
W. F. C. Stevens

/s/ K. J. Storm	Supervisory Board Member
K. J. Storm

/s/ T. Rembe	Supervisory Board Member
T. Rembe

/s/ R. Dahan	Supervisory Board Member
R. Dahan

/s/ I. W. Bailey, II	Supervisory Board Member
I. W. Bailey, II

/s/ P. Voser	Supervisory Board Member
P. Voser

/s/ S. Levy	Supervisory Board Member
S. Levy

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on November 10, 2005 by the undersigned as the duly authorized representative of AEGON N.V. in the United States.

/s/ Craig D. Vermie
Craig D. Vermie

Cedar Rapids, Iowa

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Sequentially Numbered Page
4.01	AEGON USA, Inc. 2002 Long-Term Incentive Compensation Plan.	9

5.01	Opinion of Erik Lagendijk; General Counsel for the Company, regarding the legality of the Common Shares.	16

23.01	Consent of Ernst & Young Accountants, Independent Registered Public Accounting Firm.	17

23.02	Consent of Erik Lagendijk (included in Exhibit 5.01).	16

24.01	Power of attorney (included on the signature page of this registration statement).	5